November 1, 2018

Strictly Private & Confidential

Ryan O'Hare
[redacted]

Dear Ryan:

CONTRACT OF EMPLOYMENT – updated to reflect new Schedule 1: Updated Commission Plan and Participation in Annual Management Bonus Plan

Keypath Education Australia Pty Ltd (**Keypath**) is pleased to offer you continued employment in accordance with the terms and conditions outlined in this contract. The minimum terms and conditions of your employment are governed by the National Employment Standards (**NES**), which are summarised in the *Fair Work Information Statement* attached at Schedule 2. However, please note that the NES is not incorporated into this contract.

1. **Commencement date**

Your employment under this Contract of Employment will commence on the date set out in **Item 1** of Schedule 1.

2. **Position**

2.1 You will be employed in the position set out in **Item 2** of Schedule 1. You will report to the person in the position set out in **Item 3** of Schedule 1.

2.2 Your usual place of employment will initially be at the location set out in **Item 4** of Schedule 1, however, you may be required to work at other locations from time to time.

2.3 You are expected to use your best endeavours to perform the duties, responsibilities and obligations contained in the Position Description referred to in **Item 5** of Schedule 1 and as issued orally or in writing by us from time to time.

2.4 We may amend your position, title, Position Description, duties, responsibilities, obligations, reporting line and location of employment from time to time in accordance with legislative changes and business requirements.

2.5 If your position, title, duties, responsibilities, obligations, reporting line or location vary throughout your employment with us, the terms and conditions contained in this contract (particularly the Notice of Termination clause) will continue to apply unless otherwise agreed in writing.

3. Remuneration

3.1 Your gross remuneration is set out in **Item 6** of Schedule 1. The appropriate amounts of taxation will be deducted by us from your gross remuneration and remitted to the Australian Taxation Office.

3.2 Your wages will be paid at the frequency set out in **Item 6** of Schedule 1 by electronic funds transfer into your nominated bank account, unless we specify otherwise. It is your responsibility to provide the correct bank details and to advise of any changes to those details.

3.3 We will comply with our minimum obligations under the relevant federal superannuation legislation, including payment of superannuation contributions, currently at 9.5% of ordinary time earnings, up to the maximum contribution base.

3.4 Your remuneration includes all payments and benefits that we are legally obliged to provide to you and is offset against any benefits to which you are, or may become, legally entitled (including but not limited to minimum weekly wages, allowances, penalty rates, premiums, pay period specifications, overtime, loadings and payments of a like nature) under any legislation, industrial instrument or award, unless we specify otherwise.

4. Management Bonus Program

4.1 You will be eligible to participate in our annual Management Bonus program. Each fiscal year, you will receive a personal Incentive Compensation Plan (ICP), detailing the terms of your bonus opportunity for said year. Your ICP shall be based on both the financial performance of Keypath and its parent entity and your personal objectives. Your base bonus percentage will be set out in **Item 7** of Schedule 1.

5. Commission and Benefit Programs

5.1 You will be eligible to participate in a commission structure for each program sold. The current commission structure, effective as of the date hereof, is set out in **Item 9** of Schedule 1.

5.2 The commission structure and payments may be changed at our discretion.

5.3 In order to be eligible for payment of commission in respect of a period, you must be employed at the time the payment is due to be paid. In other words, the parties hereby agree that a commission payment in respect of a period shall not be considered earned until the date the payment is actually made.

5.4 You will be eligible to participate in our standard benefit programs in accordance with the eligibility criteria of each program e.g. length of service.

5.5 You are eligible to participate in our stock option program in accordance with the program rules and the discretion of our parent entity's Board of Managers.

6. Deductions

6.1 We will be entitled to deduct from your remuneration, during your employment or upon the termination of your employment, the following:

(a) any overpayment in monies;

(b) any amount that we are legally obliged to deduct;

(c) any amount in respect of which you have provided prior written authority; and

(d) any amount for loss or damage that you have caused to us or our property.

7. Expenses

We will reimburse you for all reasonable work-related expenses that have been incurred in the course of your employment and have been previously approved by us, following provision of a tax invoice, itemised account or other documentation in support of the need for reimbursement.

8. Hours of work

8.1 Your ordinary hours of work are set out in 8 of Schedule 1.

8.2 You may be required to work reasonable additional hours as required by us from time to time. In accordance with clause 3.4, you will not be entitled to additional payment for these hours.

8.3 We may change your ordinary hours of work, and the spread of those hours, as required from time to time by giving you the same period of notice as you are entitled to under the Notice of Termination clause in this contract.

9. Travel

You agree to undertake such travel as may reasonably be required by us from time to time in connection with our business and the business of any related entity.

10. Leave

10.1 Your entitlement to annual leave, personal/carer's leave, compassionate leave, community service leave and parental leave is governed by the NES. Long service leave will be provided in accordance with the relevant State legislation.

10.2 You are entitled to public holidays without deduction of pay. However, we may request you to work on a public holiday and you are required to work unless you have reasonable grounds to refuse.

10.3 We may temporarily close down all or some of our operations or operate with essential staff only during specified periods or over the Christmas and New Year period. Unless otherwise agreed with us, you are required to take annual leave during this period.

11. Performance reviews

11.1 Your performance will be periodically reviewed.

11.2 You agree to complete all documents and questionnaires, attend all performance interviews and answer all questions in respect of your performance.

12. Other business activities

12.1 You are expected to devote your whole time and attention to us when you are working. During your employment, you are expected to not undertake any other paid employment outside working hours, nor are you permitted to have any interest in any business or any undertaking or engage in any other activities, which might interfere with the performance of your duties or cause a conflict of interest.

12.2 If you are or seek to be engaged in any other employment or have any outside business interest (whether financial or otherwise), you must first request our written permission, which will not be unreasonably withheld.

13. Policies and procedures

13.1 You are required to read, understand and comply with our policies, procedures and practices which may be amended from time to time in accordance with legislative changes and business requirements.

13.2 Our policies, procedures and practices are not incorporated into this contract. To the extent that these policies, procedures or practices impose any obligations on us, they are intended to be guidelines only. The policies, procedures and practices operate as lawful and reasonable directions that you must adhere to.

14. Our property

14.1 You will be provided with the items set out in **Item 10** of Schedule 1 to use exclusively for the purpose of your employment under this contract. During your employment, you agree to take all reasonable care when using our property and only use it as intended by us, in accordance with any relevant policies, procedures and practices.

14.2 If requested by us, or upon the termination of your employment, you must immediately return all property belonging to us that is in your possession or under your control.

15. Personal property

You are not permitted to use your personal mobile phone or SIM card for work purposes during the course of your employment with us except by express agreement with us. Upon receipt of a company mobile phone, you will immediately cease using your personal mobile telephone for work purposes.

16. Motor vehicle

16.1 You are permitted to use your personal vehicle for work purposes during the course of your employment with us provided that you are able to supply evidence on commencement and annually thereafter that, in our reasonable opinion, demonstrates it is fit for such use (for example, by supplying a Certificate of Roadworthiness).

16.2 You will be wholly responsible for all costs associated with the vehicle including the maintenance, service, insurance, fuel, cleaning and other expenses. You will be eligible for mileage reimbursement for use of your personal vehicle for work purposes, which shall be paid at the customary rate with proper documentation.

16.3 You will hold us blameless and indemnify us for any damage incurred as a result of or in connection with, your use of the vehicle during the course of your employment with us.

17. Health and safety

17.1 You must:

(a) take reasonable care for your own health and safety at work and the health and safety of other persons who may be adversely affected by your acts or omissions in the workplace;

(b) comply with any reasonable instruction that is given by us in relation to health and safety;

(c) immediately report to the person responsible for health and safety at work any hazard that you observe in the workplace; and

(d) immediately report to the person responsible for health and safety at work any illness or injury which you have sustained in the course of your employment with us.

18. Fitness for work and medical examinations

18.1 This contract is subject to you being fit to perform the inherent requirements of the position set out in **Item 2** of Schedule 1. You warrant that you are fit for work and do not have a medical condition which would impede the performance of your duties or pose a risk to the health and safety of yourself, other employees or a member of the public.

18.2 If any circumstances change your fitness for work, you are required to advise us immediately.

19. Pre-Employment Health Declaration

19.1 Prior to the commencement date set out at **Item 1** of Schedule 1, you are required to declare if you have a pre-existing injury, illness or disease of which you are aware that might be affected by the nature of your employment with us.

19.2 If you fail to make such disclosure, or you make of a false or misleading disclosure, and if you suffer a recurrence, exacerbation or deterioration of any pre-existing injury, illness or disease arising out of the course of or due to the nature of the employment with us, this may result in you not being entitled to compensation under the *Accident Compensation Act 1985* (Vic).

20. Licence

This contract is subject to you maintaining a current driver's licence as your position set out in **Item 2** of Schedule 1 requires you to operate a motor vehicle.

21. Entitlement to work in Australia

This contract is subject to you being legally entitled to work in Australia. If, at any time during your employment with us, you cease to be legally entitled to engage in paid work in Australia, this contract will terminate immediately.

22. Confidential information and intellectual property

22.1 Due to the nature of your position set out in **Item 2** of Schedule 1, you are required to enter into a Deed of Confidential Information, Inventions, Moral Rights and Protection of Business. Such a Deed is attached at Schedule 33 to this contract for completion by you.

23. Suspension of employment

We may, at our discretion, suspend you on full pay for the period of time that we consider reasonably necessary to investigate poor performance or misconduct by you.

24. Notice of Termination

24.1 Except in the case of summary dismissal, your employment may be terminated by us or you at any time by giving 6 weeks' notice of termination.

24.2 We may, at our discretion, pay you in lieu of all or some of the notice period you would otherwise have worked.

24.3 If you do not give the required period of notice, we will be entitled to withhold any money due to you up to a maximum amount equal to your ordinary rate of pay for the period of notice required to be given.

24.4 During any period of notice, we may, at its discretion, require you to either:

(a) not attend for work (**Garden Leave**); or

(b) perform duties which are different to those which you were required to perform during the rest of your employment, provided you have the necessary skills and competencies to perform those duties.

24.5 During any period of Garden Leave, you will remain an employee of ours and must not undertake paid employment (including self-employment) or provide services under contract to another company or entity. In addition, you must not contact clients, suppliers, competitors or other employees of ours on behalf of another company or entity. Breach of this condition will bring about immediate termination of your employment with no further payment to be made by us.

24.6 Notwithstanding the above, we may terminate your employment summarily for reasons of serious misconduct or any other circumstances justifying instant dismissal including, but not limited to, circumstances where you:

(a) engage in wilful or deliberate behaviour that is inconsistent with the continuation of your employment, such as a serious and persistent breach of any of the provisions of this contract;

(b) engage in conduct that causes serious and imminent risk to the health and safety of a person or the reputation, viability or profitability of our business;

(c) engage in theft, fraud or assault during the course of your employment or are charged with any offence which in our reasonable opinion brings yourself or us into disrepute;

(d) are intoxicated or under the influence of an illicit substance at work;

(e) are bankrupt or make a composition or arrangement with your creditors or take advantage of any statute for the relief of insolvent debtors;

(f) have a conflict of interest in the performance of your duties under this contract and any other interests that you may have or activities in which you may be involved in a business context, having regarding to the nature of our business;

(g) commit any pre-employment conduct which, in our reasonable opinion, renders you unfit to hold your position;

(h) are lawfully required to hold a visa in order to undertake paid employment in Australia and that visa has expired or been revoked; and

(i) fail to comply with a lawful and reasonable direction from us.

25. Information is accurate

25.1 You warrant that all information supplied to us with respect to your employment, including your qualifications and resume, is accurate in all respects and that you have not misled or deceived us in any way in relation to the information supplied. You warrant that you have not omitted or failed to disclose any information to us which you may reasonably consider to be relevant to your employment under this contract.

25.2 We may direct you to undertake a formal verification of your qualifications, skills and experience, at any time either before or during your employment.

26. Governing law

This contract is governed by the law of the State set out in **Item 11** of Schedule 1 and the parties submit to the jurisdiction of that State's courts in relation to disputes concerning this contract.

27. Variations

This contract may only be altered in writing, signed by us and you.

28. Completeness

This contract replaces all previous written or oral agreements and understandings and represents a full record of the agreements entered into by us and you.

This contract does not become effective until you commence employment with us.

If you accept this contract, please sign and date your acceptance in the space provided below, complete the Pre-Employment Health Declaration Form, retain a copy and return the originals to me at steve.fireng@keypathedu.com before the commencement date set out in **Item 1** of Schedule 1.

Please contact me at the email address noted above if you have any questions.

We look forward to working with you.

Yours sincerely,

Steve Fireng
Director

ACCEPTANCE

I Ryan O'Hare acknowledge that I have read, understood and accepted this offer of employment on the terms and conditions set out above.

Signature:________________________ Date: 02 - 11 - 2018

Schedule 1

Name of Employee: Ryan O'Hare

Item 1	**Commencement date:**	November 1, 2018
Item 2	**Position:**	Chief Executive Officer, Australia & Asia-Pacific (Full Time)
Item 3	**Reports to:**	CEO, Keypath Education Holdings, LLC
Item 4	**Place of employment:**	Level 5, 246 Bourke Street Melbourne, Vic 3000 Australia
Item 5	**Position description:**	The focus is the acquisition of programs at higher education institution partners across Australia and the management and operations of our Australia & Asia-Pacific business. The position is responsible for the strategy, planning, selling, negotiation and contract execution of the new degree programs at these schools. The position facilitates dialogues and discussions with Deans and Provosts, central administration, faculty and staff in all schools to maximize a mutually beneficial partnership in which both organizations realize their objectives. This position will establish new program partnerships, and work very closely with the Managing Director of each institution. **Key Responsibilities** Specific duties and responsibilities include, but are not limited to the following. Other duties and responsibilities may be assigned. Business Development Responsibilities - Develop and drive key objectives and alignment between potential partners and Keypath. - Negotiate business terms to establish mutually beneficial partner agreements. - Work with internal partners to help support Keypath's brand messaging through events (conferences, sponsorships), any other joint marketing activities. - Manage partner relationship throughout the lifecycle of identification/discovery,

		enablement, support, go-to-market, and reference. - Close target degree programs at target institutions annually. - To clarify, you will be paid as below on those programs that are in our target programs segments and that EVP/CEO/CFO agree would be launched at any other institution. This is to ensure payments are not made on those programs that are not otherwise marketable, but that we might agree to launch to keep an institution's Enterprise partnership (e.g RMIT, SCU) in place. **Operational Responsibilities:** - Insure operational metrics are achieved in Marketing, recruitment, retention and course development on behalf of our partners - Achieve financial plans - Work with shared services staff to insure Global best practices are in place. - Develop a team culture to drive collective vision of success with internal staff and partners - Build out long term strategic plan to support growth
Item 6	**Remuneration (exclusive of superannuation):** **Pay frequency:**	$225,000AUD(gross) Fortnightly
Item 7	**Bonus Opportunity**	40% of annual salary, based on achievement of financial and personal goals, established annually by the CEO and the Board.
Item 8	**Ordinary hours of work:**	38 hours per week
Item 9	**Commission Structure**	For New Programs Closed After November 1, 2018: **<u>Existing Partner Programs</u>**: A) For each additional program sold to UNSW (up to a total of 8 programs) and for 1 additional program sold to RMIT (which would be the 8th program at RMIT), a payment of AUD $50,000 per program. B) For each additional program sold to Deakin, Edith Cowan, James Cook, SCU and Victoria and for additional programs sold to RMIT and UNSW beyond the 8th

programs referenced in (A) above, a payment of AUD $25,000 per program.

C) Payments will be made no later than 60 days after the end of the quarter in which the new program term sheet is signed.

D) An additional payment of 10% of the net revenue realized to Keypath through such program during the first 12 months of the program, will be paid up to a maximum of AUD $25,000 per program, and will be paid to you quarterly, no later than 60 days after the end of each quarter. The payment is paid based on revenue realized to Keypath during the quarter and you must be employed by the Company at the time of payment to be eligible for such payment.

New Partner Programs:

A) For programs sold at a new partner (e.g., a partner signed up on or after November 1, 2018), a payment of AUD $50,000 per program for new programs at schools ranked 15 or above, up to the first 6 programs at each such new partner. See EAR ranking: http://www.universityrankings.com.au/qs-australian-rankings.html.

B) For programs sold at a new partner, a payment of AUD $25,000 per program for new programs: (i) at schools ranked below 16, (ii) for each program after the first 6 programs at schools ranked 15 or above and (iii) for new partners in New Zealand.

C) Payments will be made no later than 60 days after the end of the quarter in which the new program term sheet is signed.

D) An additional payment of 10% of the net revenue realized to Keypath through such program during the first 12 months of the program, will be paid up to a maximum of AUD $25,000 per program, and will be paid to you quarterly, no later than 60 days after the end of each quarter. The payment is paid based on revenue realized to Keypath during the quarter and you must be employed by the Company at the time of payment to be eligible for such payment.

Item 10	**Our property:**	To Be Determined
Item 11	**Governing law:**	Victoria

Schedule 2 – Fair Work Information Statement

Schedule 3– Deed of Confidential Information, Inventions, Moral Rights and Protection of Business

Confidential Information, Inventions, Moral Rights and Protection of Business Deed Poll

Dated:

By:

1. **Ryan O'Hare** of [redacted] **(You)**

In favour of:

2. **Keypath Education Australia Pty Ltd** ABN 168 643 730, with a registered address of of Level 5, Midtown Plaza, 246 Bourke Street,Melbourne, VIC 3000 **(Company)**

Recitals

A. The Company proposes to engage you to perform the Services under the Contract.

B. You will have access to Confidential Information of the Company and clients in the course of providing the Services.

C. It is a condition of the Contract that you execute this Deed.

Operative clauses:

1. Introduction

Unless the context otherwise requires, in this Deed:

Confidential Information means any information and material disclosed in any specifications technical data, know-how, trade secrets, patents, patent applications, reports, plans, devices, designs, ideas, concepts, statements (oral or written), contracts, agreements, communications, industrial or other processes, formulae, financial information, manufacturing procedures, computer software, marketing procedures, prototypes, samples, research and development information, discoveries, inventions, proposals, notes or any other information held or owned by the Company or any related body corporate which is of a confidential nature. This Deed covers any Confidential Information that may already have been disclosed for the Services.

Contract means the employment contract with an effective date of 19 March 2014 as executed by the parties with respect to the provision of the Services.

Services means services to be performed in the course of employment under the Contract.

2. Confidential Information

2.1 You agree that any Confidential Information which the Company discloses or makes available to, or which comes to be known or held by you as a result of having access to the Company's premises and products, will be received and

held in strict confidence by you during the term of this Deed. You agree that Confidential Information may be disclosed by you only to those persons or representatives of yours who have previously been approved by the Company. You acknowledge that each and every part of the Confidential Information is the valuable property of the Company and that it is of paramount importance to the Company that it be kept secret and confidential. You also acknowledge that the Company could suffer substantial damage if the Confidential Information is disclosed or used other than in accordance with this Deed.

2.2 Confidential Information does not apply to information which:

(a) is now or becomes generally available to the public, other than as a result of an unauthorised disclosure by you; or

(b) becomes available to you on a non-confidential basis from a source entitled to disclose it other than the Company;

(c) was known to you or your advisers on a non-confidential basis prior to a disclosure made pursuant to this Deed; or

(d) is required by law to be disclosed, provided that you have given notice to the Company of this fact prior to making any disclosure and limits any such disclosure to the minimum extent required by law.

2.3 You undertake that you will:

(a) not disclose, publish, sell, distribute or permit to be communicated verbally or in writing, whether directly or indirectly, any Confidential Information or copies thereof, disclosed to, made available or which becomes known or held by you under this Deed, to any third party at any time, and will take reasonable precautions at all times to prevent any unauthorised third party obtaining access to any of the Confidential Information;

(b) not use or attempt to use the Confidential Information for any purposes other than the Services, or for the benefit of any person other than the Company, or cause or allow any act or omission involving the use of the Confidential Information which may injure or cause loss to the Company;

(c) take all reasonable measures to enforce the obligations of secrecy and confidentiality with respect to your advisers who may have had access to the Confidential Information;

(d) upon request from the Company or upon completion or termination of the Services, immediately delete any Confidential Information from electronic devices used for recording or analysing the Confidential Information and return any and all Confidential Information and all copies thereof disclosed to you except such information or copies as the Company expressly authorises you to retain.

3. Inventions

3.1 You hereby agree that all rights to any procedure, formula, method of production, invention or any patentable apparatus, product or process (Invention) which, during the course of providing the Services, you may develop, discover or invent or which results from the Services, shall be and remain the absolute and exclusive property of the Company.

3.2 You shall make prompt and full disclosure to the Company of the development, discovery or invention of any Invention.

3.3 You agree that, if and whenever required so to do by the Company (at the expense of the Company) you shall apply or join in applying for the grant to the Company of patents, copyrights, trademarks or other protection in any part of the world for any Invention and you shall do or procure to be executed or done all instruments and things necessary for vesting the same when obtained and all right, title and interest to and in the same in the Company.

3.4 Notwithstanding any of the foregoing, it is not intended to restrict your rights in regard to industrial or intellectual property rights which can be demonstrated to be unrelated to the Services which have first been approved by the Company in writing.

4. Moral Rights

4.1 You consent to the Company, its employees, servants, agents, licensees and assigns doing any acts or making any omissions that constitute an infringement of your Moral Rights in any Works made by you in the course of the Services including:

(a) not naming you as the author of the Work; and

(b) amending or modifying, (whether by changing, adding to or deleting/removing) any part of the Work but only if you are not named as the author of the amended or modified Work,

whether any such acts or omissions occur during or after the Services.

4.2 You acknowledge that your consent is genuine, is given without duress of any kind and that you have been given the opportunity to seek legal advice on the effect of this clause.

4.3 Moral Rights has the same meaning as the term has in Part IX of the Copyright Act 1968 (Cth).

4.4 Works means all literary, dramatic, musical and artistic work within the meaning of the Copyright Act 1968 (Cth).

5. Protection of Business

5.1 You agree that when your employment ends, you will not either as a sole practitioner, partner, manager, employee, director or with any other entity in which you may at any time have any interest do any of the following:

(a) Directly or indirectly approach, canvas, solicit or endeavour to entice away from the Company any person, firm or company who or which were clients of the Company with whom you had dealt or otherwise had contact with in the course of and during the last 12 months of your employment with the Company (the Clients).

(b) Accept any approach or proposal whether direct or indirect from any Clients whereby you are to perform or provide services to Clients in competition to the Company.

(c) Directly or indirectly approach, solicit, canvas or encourage any person who was known by you to be an employee of the Company at the date of termination of your employment, to terminate their employment with the Company, excluding any employee performing a secretarial, clerical or similar minor support role.

(d) Counsel, procure or assist any person, firm or corporation to do any of the acts referred to in sub-clauses (a), (b) and (c).

5.2 The restraints in sub-clause 5.1 shall apply for the Restraint Period and in the Restraint Area or a lesser Period and/or Area by agreement between you and the Company.

(a) Restraint Period means, from the date of termination of your employment:

(1) 9 months or, if held to be invalid;

(2) 6 months or, if held to be invalid;

(3) 3 months.

(b) Restraint Area means:

(1) Australia, or if held to be invalid;

(2) State of New South Wales, State of Queensland and State of Victoria, or if held to be invalid;

(3) State of New South Wales and State of Victoria, or if held to be invalid;

(4) State of Victoria, or if held to be invalid;

(5) Metropolitan Melbourne.

(c) In any dispute over the application of this clause, priority shall be given to the Restraint Period over the Restraint Area.

5.3 The foregoing notwithstanding, the Company may, in its absolute discretion, authorise actions by you that would otherwise constitute a breach of this clause where a documented list of Clients is agreed and authorised prior to the termination of your employment.

5.4 You agree that each of the restraint obligations imposed by this clause in its extent (duration, geographical area and restrained activity), are reasonable having regard to the interests of each party to this Deed, and extends no further than is reasonably necessary.

6. Assignment

You shall not be entitled to assign any rights or obligations under this Deed.

7. Licence

No licence, express or implied, is granted by this Deed for any commercial uses or applications by you of Confidential Information of the Company.

8. Governing Law

This Deed is governed by the law in force in the State of Victoria and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Courts of that State, and Courts entitled to hear appeals therefrom.

Executed by
Ryan O'Hare

Employee Signature

Witness Signature

Cathryn Davy

Witness Name (please print)